UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:

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Case No. 04-35817

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Dexterity Surgical , Inc.,

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Chapter 11 Case

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Debtor.

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__________________________________________________________________________

FIRST AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11,
TITLE 11, UNITED STATES CODE OF DEXTERITY SURGICAL, INC.
(As Modified)

ZACK A. CLEMENT R. ANDREW BLACK PAUL M. BOTROS FULBRIGHT & JAWORSKI, LLP 1301 MCKINNEY, 41ST FLOOR HOUSTON, TEXAS 77010 TELEPHONE: (713) 651-5151 FACSIMILE: (713) 651-5246 COUNSEL TO THE DEBTOR
DATED: DECEMBER 7, 2004

TABLE OF CONTENTS

ARTICLE 1

 DEFINITIONS AND CONSTRUCTION OF TERMS

1

1.1

Definitions

1

ARTICLE 2

 RULES OF INTERPRETATION AND CONSTRUCTION

6

2.1

Rules of Interpretation and Construction

6

ARTICLE 3

 CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

6

3.1

Classification

6

3.2

Unclassified Claims

7

3.3

Identification of Classes

7

3.4

Unimpaired Classes

7

3.5

Impaired Classes

7

ARTICLE 4

 TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

7

4.1

Administrative Claims

7

4.2

Priority Unsecured Tax Claims

8

4.3

Professional Fee Claims

8

ARTICLE 5

 PROVISIONS FOR TREATMENT OF CLASSIFIED  CLAIMS AND INTERESTS

8

5.1

Treatment of Class 1 Priority Unsecured Non-Tax Claims

8

5.2

Treatment of Class 2 Allowed Secured Claims

8

5.3

Treatment of Class 3 General Unsecured Claims

9

5.4

Treatment of Class 4 Allowed Subordinated Claims

9

5.5

Treatment of Class 5 Interests

9

ARTICLE 6

 EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9

6.1

Rejection

10

6.2

Approval of Rejection

10

6.3

Rejection Claims

10

6.4

Employee Claims (Compensation and Benefit Programs)

10

6.5

Indemnification Obligations

10

ARTICLE 7

 MEANS FOR EXECUTION OF PLAN OF LIQUIDATION

11

 The Plan will be executed through the sale of all Estate Property owned by the Debtor

11

7.1

The Plan Agent

11

7.2

Effective Date

12

7.3

No Surrender of Instruments

13

7.4

Rights and Obligations of the Plan Agent

13

7.5

Final Report and Dissolution of the Liquidating Debtor

16

7.6

The Committee

16

7.7

Bankruptcy Code Section 1145 Determination

16

ARTICLE 8

 GENERAL PROVISIONS GOVERNING DISTRIBUTIONS

17

8.1

Distributions on Allowed Claims Only

17

8.2

Distributions of Available Cash

17

8.3

Initial Distribution Date

17

8.4

Place and Manner of Payments or Distributions

17

8.5

Minimum Distributions

17

8.6

Undeliverable Distributions

17

8.7

Treatment of Unclaimed or Undeliverable Distributions

17

8.8

Uncashed Checks

18

8.9

Withholding

18

8.10

Claims of Less than $25.00

18

ARTICLE 9

 EFFECT OF CONFIRMING PLAN--INJUNCTION AGAINST ENFORCEMENT OF  PRE-CONFIRMATION DEBT AND DISCHARGE

18

9.1

Injunction Enjoining Holders of Claims Against Debtor and Liquidating Debtor

18

9.2

Exculpation of Professionals, Committee Members and Others

19

ARTICLE 10

 PROVISIONS FOR THE RESOLUTION OF OBJECTIONS  TO PROOFS OF CLAIM

19

10.1

Right to Object to Claims

19

10.2

Deadline for Objecting to Claims

19

ARTICLE 11

 GENERAL PROVISIONS RELATING TO RESERVES

20

11.1

Disputed Claim Reserve

20

11.2

Operating Reserve

20

11.3

Professional Fee Reserve

20

ARTICLE 12

 PROVISIONS FOR THE RETENTION, ENFORCEMENT, COMPROMISE  OR ADJUSTMENT OF CLAIMS BELONGING TO THE  BANKRUPTCY ESTATE

21

12.1

Right to Enforce, Compromise, or Adjust Estate Claims

21

ARTICLE 13

 EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

21

13.1

Impaired Classes to Vote

21

13.2

Acceptance by Class of Creditors

21

13.3

Reservation of Cramdown Rights

21

ARTICLE 14

 EFFECT OF CONFIRMATION

21

14.1

Legally-Binding-Effect

21

14.2

Revesting of Property in the Debtor

21

14.3

Liens, Claims and Encumbrances

22

14.4

Causes of Action

22

14.5

Preservation Of Rights Of Action

22

14.6

Preferences and Fraudulent Conveyances

22

14.7

Setoffs

22

ARTICLE 15

 RETENTION OF JURISDICTION

23

15.1

Retention of Jurisdiction

23

15.2

Limitation on Jurisdiction

24

ARTICLE 16

 GENERAL PROVISIONS

24

16.1

Payment of Statutory Fees

24

16.2

Compliance with Tax Requirements

24

16.3

Withdrawal of Plan

24

16.4

Due Authorization by Creditors

24

16.5

Filing of Additional Documentation

25

16.6

Plan Amendments

25

16.7

Administrative Claims Bar Date

25

16.8

Confirmation Order

25

16.9

Notices

25

16.10

Dates

26

16.11

Implementation and Further Action

26

16.12

Exhibits

26

16.13

Exemption from Transfer Taxes

26

16.14

Binding Effect

26

16.15

Ratification

26

16.16

Governing Law

26

ARTICLE 17

 CONTINGENCIES TO EFFECTIVENESS OF PLAN

26

17.1

Conditions Precedent to Effective Date

26

17.2

Waiver Of Conditions

27

#

INTRODUCTION

Dexterity Surgical Inc., Debtor and Debtor in Possession in the above- referenced bankruptcy cases proposes this Plan of Liquidation (the “Plan”) pursuant to section 1121(b) of title 11 of the United States Code.

ARTICLE 1

DEFINITIONS AND CONSTRUCTION OF TERMS

Scope of Definitions.  All capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in Article 1 of the Plan.  Any capitalized term used in the Plan that is not defined in either section 1.1 of the Plan or elsewhere in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.1

Definitions

1.1.1

Administrative Claim means a Claim, or that portion thereof, that is entitled to priority under sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or payments for goods and services); (ii) compensation for legal, financial advisory, accounting and other services, and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code: and (iii) all fees and charges assessed against the Estate under 28 U.S.C. § 1930.

1.1.2

Administrative Claimant means any Person asserting entitlement to payment of an Administrative Claim.

1.1.3

Administrative Tax Claim means an Administrative Claim held by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which accrued or became due from and after the Petition Date through and including the Effective Date.

1.1.4

Affiliate means with respect to a Person, (i) an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote, or (ii) a corporation twenty percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person, or by an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote.

1.1.5

Allowance Date shall mean (i) as to a Disputed Claim, the date on which such Claim becomes an Allowed Claim by Final Order and (ii) as to any other claim that is not a Disputed Claim, the Initial Distribution Date.

1.1.6

Allowed means, with respect to any Claim, such Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date, (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is scheduled as zero, in an unknown amount or disputed, (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitations fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or  withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan or (e) any Claim that the Plan Agent decide in their discretion should be Allowed.

1.1.7

Available Cash means all Cash held by the Debtor less (i) any Cash held in Reserves and (ii) Cash that is Cash Collateral and (iii) Cash used to pay Allowed Administrative Claims.  Allowed Priority Unsecured Tax Claims, and Allowed Class 1 Claims on the Initial Distribution Date.

1.1.8

Avoidance Actions means any causes of action arising under sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

1.1.9

Ballot means the ballot for voting to accept or reject the Plan.

1.1.10

Bankruptcy Code means title 11 of the United States Code.

1.1.11

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or in the event such court ceases to exercise jurisdiction over the Debtor’s chapter 11 case, such court as may have jurisdiction with respect to the reorganization or liquidation of the Debtor under chapter 11 of the Bankruptcy Code.

1.1.12

Bar Date means August 18, 2004 or such other date as may be set by the Bankruptcy Court as a deadline for Creditors to file proofs of claim (other than Administrative Claims and Professional Fee Claims).

1.1.13

Cash means lawful currency of the United States of America, cash equivalents, and other readily marketable securities or instruments issued by a Person other than the Debtor, including readily marketable direct obligations of the United States of America, certificates of deposit issued by federally insured banks, and money market accounts of federally insured banks.

1.1.14

Cash Collateral shall have the meaning prescribed by 11 U.S.C. § 363(a).

1.1.15

Claim shall have the meaning set forth in 11 U.S.C. 101(5).

1.1.16

Claimant or Claimholder means the holder of an Allowed Claim.

1.1.17

Class means a category of holders of Claims or Interests as classified in the Plan.

1.1.18

Committee means the Official Committee of Unsecured Creditors appointed in Debtor’s bankruptcy case pursuant to section 1102 of the Bankruptcy Code.

1.1.19

Committee Litigation means that certain lawsuit filed in the Debtor's Bankruptcy Case styled:  The Official Committee of Unsecured Creditors of Dexterity Surgical, Inc. v. Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth & Income Trust PLC, Adversary No. 04-03893.

1.1.20

Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Debtor’s chapter 11 case by the Clerk of the Bankruptcy Court.

1.1.21

Confirmation Hearing means the date established by the Bankruptcy Court to consider confirmation of the Plan.

1.1.22

Confirmation Order means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

1.1.23

Creditor shall have the meaning set forth in 11 U.S.C. § 101(10).

1.1.24

Cure means the amount of Cash required for the cure and assumption of an Executory Contract pursuant to the provisions of section 365(b) of the Bankruptcy Code.

1.1.25

Debtor or Debtor in Possession  means Dexterity Surgical, Inc.

1.1.26

Disclosure Statement Approval Date means the date of entry by the Bankruptcy Court of an order approving any disclosure statement concerning the Plan.

1.1.27

Disputed Claim shall mean any Claim that is not an Allowed Claim of an order approving any disclosure statement concerning the Plan.

1.1.28

Disputed Claim Reserve means that certain reserve of Available Cash to be established by the Plan Agent pursuant to Section 11.1 of the Plan.

1.1.29

Distribution means a distribution of Available Cash by the Plan Agent.

1.1.30

Distribution Date means any date on which the Plan Agent makes Distributions to holders of Allowed Claims under the Plan.

1.1.31

Effective Date means the date on which the Debtor shall file a Notice of Effective Date which shall occur no more than 15 days following the closing of the sale of License Rights contemplated by Article 5 of the Plan.

1.1.32

Estate means the bankruptcy estate of the Debtor and all Property comprising the estate within the meaning of section 541 of the Bankruptcy Code.

1.1.33

Equity Interest means an equity interest held in or with respect to the Debtor as defined in 11 U.S.C. §101(16), including but not limited to all shares of common stock, all shares of Preferred Stock and any warrants or options to purchase shares of Common Stock, Preferred Stock or Equity Interests of Dexterity Surgical, Inc.

1.1.34

Estate Property means all rights, title, and interest in and to any property of every kind or nature owned by the Debtor or its Estate as of the Effective Date, including all property within the meaning of section 541 of the Bankruptcy Code.

1.1.35

Executory Contracts means “executory contracts” as such term is used within the meaning of section 365 of the Bankruptcy Code and includes those contracts listed on Schedule G filed by the Debtor.

1.1.36

Final Order means an order or judgment of the Bankruptcy Court, or other court, of competent jurisdiction, that has not been reversed, stayed, modified or amended.

1.1.37

Fiscal Year means the annual accounting period of the Debtor commencing on January 1 and ending on December 31 of the same year.

1.1.38

General Unsecured Claim means an Unsecured Claim that is not (i) an Administrative Claim, (ii) Professional Fee Claim, (iii) Priority Unsecured Tax Claim, or (iv) Priority Unsecured Non-Tax Claim; but shall specifically include any and all other Claims not separately classified under the Plan.

1.1.39

Governmental Unit means a governmental unit as such term is defined in section  101(27) of the Bankruptcy Code.

1.1.40

Initial Distribution Date means the Effective Date or the next most practicable date, as determined by the Plan Agent, for the first payment of Allowed Claims.

1.1.41

Insider shall have the meaning set forth in section 101(31) of the Bankruptcy Code.

1.1.42

Interest means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtor.

1.1.43

Interestholder means a holder of an Interest.

1.1.44

IRS means the Internal Revenue Service.

1.1.45

License Rights means the exclusive patent licenses held by Dexterity Surgical Inc. in the Pneumosleeve and Protractor medical devices, as granted by Robert D. Rambo and Medical Creative Technologies Inc.

1.1.46

Lien means a lien, security interest, or other interest or encumbrance asserted against Estate Property as defined in section 101(37) of the Bankruptcy Code.

1.1.47

Liquidation Cost means any reasonable cost and expense of the Debtor and the Plan Agent in administering Estate Property, including paying taxes on behalf of the Debtor and Liquidating Debtor and paying professional fees of the Plan Agent and the Debtor or Liquidating Debtor.

1.1.48

Liquidating Debtor means the Debtor on or after the Effective Date.

1.1.49

New Common Stock means stock issued by Dexterity Surgical, Inc. pursuant to Section 7.2.1 of the Plan.

1.1.50

Operating Reserve means that certain reserve of Available Cash to be established by the Plan Agent pursuant to Section 11.2 of the Plan.

1.1.51

Person means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other legal entities, irrespective of whether they are governments, agencies or political subdivisions.

1.1.52

Petition Date means April 19, 2004, the date of filing of the Debtor’s chapter 11 case.

1.1.53

Plan means the Plan of Liquidation of Debtor under chapter 11 of the Bankruptcy Code, as amended or modified.

1.1.54

Plan Agent means the Plan Agent as described in section 7.1.1 of the Plan.

1.1.55

Priority Unsecured Non-Tax Claim means an Unsecured Claim, or that portion thereof, that is entitled to priority in payment under sections 507(a)(2-7) and 507(a)(9) of the Bankruptcy Code.

1.1.56

Priority Unsecured Tax Claim means an Unsecured Claim, or that portion thereof, that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.1.57

Professional means a professional employed in the Debtor’s chapter 11 case under 11 U.S.C. §§ 327 and 1103.

1.1.58

Professional Fee Claim means a Claim for compensation or reimbursement of expenses of a Professional retained in the Debtor’s chapter 11 case and requested in accordance with the provision of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code.

1.1.59

Professional Fee Reserve means that certain reserve of Available Cash to be established by the Plan Agent pursuant to Section 11.3 of the Plan.

1.1.60

Pro Rata means, as to a particular holder of a Claim or Interest, the ratio that the amount of the Claim or Interest held by such holder bears to the total amount of all Claims held by holders of Claims within the same Class of Claims.  Such ratio shall be calculated as if all Disputed Claims were Allowed Claims as of the Effective Date.

1.1.61

RenCap Collateral means the Debtor's assets including, without limitation, the License Rights, against which Renaissance Capital Growth & Income Fund III, Inc. and/or Renaissance US Growth Investment Trust PLC (formerly known as Renaissance U.S. Growth & Income Trust, PLC) assert a lien or security interest as described or referenced in their respective proofs of claim, filed on or about August 13, 2004, together with proceeds thereof.

1.1.62

Reserves means collectively the Disputed Claim Reserve, the Operating Reserve, Professional Fee Reserve or any other reserve account maintained by the Plan Agent under the Plan.

1.1.63

Schedules of Assets and Liabilities means the schedules of assets and liabilities filed by the Debtor in its bankruptcy case, as amended or modified.

1.1.64

Secured Claim means a claim for which a Claimant holds a valid, perfected and enforceable Lien, not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or a Claim for which a Claimant asserts a setoff under section 553 of the Bankruptcy Code, but only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Claimant’s interest in the Debtor’s interest in the Estate Property or to the extent of the amount subject to such setoff, as the case may be, unless a timely election has been made under section 1111(b)(2) of the Bankruptcy.

1.1.65

Subordinated Claim means a Claim that is subordinated in payment of Class 3 General Unsecured Claims by contract or by Final Order of the Bankruptcy Court declaring that such Claim is subordinated in right of payment by virtue of the applicable provisions of the Bankruptcy Code or applicable state law.

1.1.66

Treasury Regulations means the regulations promulgated under the Internal Revenue Code by the Department of the Treasury of the United States.

1.1.67

Unexpired Leases means “unexpired leases” as such term is used within the meaning of Section 365 of the Bankruptcy Code.

1.1.68

Unsecured Claim means a Claim that is not a Secured Claim.  The term specifically includes any tort Claims or contractual Claims or Claims arising from damage or harm to the environment and, pursuant to section 506(a) of the Bankruptcy Code, any Claim of a creditor against the Debtor to the extent that such Creditor’s Claim is greater than the value of the Lien securing such Claim, any Claim for damages resulting from rejection of any Executory Contract pursuant to section 365 of the Bankruptcy Code, and any Claim not otherwise classified under the Plan.

ARTICLE 2

RULES OF INTERPRETATION AND CONSTRUCTION

2.1

Rules of Interpretation and Construction.  For purposes of the Plan, (i) any reference in the Plan to an existing document or exhibit, filed or to be filed, means that document or exhibit, as it may have been or may be amended, modified, or supplemented: (ii) unless otherwise specified, all references in the Plan to sections, articles, and exhibits are references to sections, articles, or exhibits to the Plan; (iii) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety and not to any particular portion the Plan; (iv) captions and headings contained in the Plan are inserted for convenience and reference only, and are not intended to be part of or to affect the interpretation of the Plan; (v) wherever appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; and (vi) the rules of construction outlined in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply to the Plan.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

3.1

Classification.  Pursuant to Bankruptcy Code section 1122, a Claim or Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under  the Plan, but only to the extent the particular Claim or Interest has not been paid or released before the Effective Date.  A Claim may be, and is, classified in other Classes to the extent that any portion of the Claim falls within the description of such other Classes.

3.2

Unclassified Claims.  In accordance with Bankruptcy Code section 1123(a)(1),  Administrative Claims, Professional Fee Claims, and Priority Unsecured Tax Claims are not classified under the Plan, and the treatment of those Claims is set forth in Article 4 of the Plan.

3.3

Identification of Classes.  Classes of Claims against, and Interests in, the Debtor are classified as follows:

Class 1 - Priority Unsecured Non-Tax Claims

Class 2(a) - Secured Claim of Renaissance Capital Growth & Income Fund III, Inc. ("RenCap Capital")

Class 2(b) – Secured Claim of Renaissance US Growth Investment Trust PLC (formerly known as Renaissance U. S. Growth and Income Trust, PLC) ("RenCap U.S.")

Class 3

- General Unsecured Claims

Class 4

- Subordinated Claims

Class 5

- Interests in Debtor

3.4

Unimpaired Classes.  Claims in Class 1 are not impaired under the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, Claimholders within Class 1 are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan.

3.5

Impaired Classes.  Claims in Classes 2(a), 2(b), 3, 4 and 5 are impaired under the Plan.  Claimholders in Class 2(a), 2(b) and 3 are entitled to vote to accept or reject the Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, holders of Claims and Interests in Classes 4 and 5 are conclusively presumed to have rejected the Plan, and therefore are not entitled to vote to accept or reject the Plan.

ARTICLE 4

TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

4.1

Administrative Claims.  Except as otherwise provided herein, on the later of the Initial Distribution Date or within ten (10) days after the Allowance Date, except to the extent that a holder of an Allowed Administrative Claim and the Plan Agent agree to a different treatment of such Allowed Administrative Claim, Liquidating Debtor shall pay to each holder of an Allowed Administrative Claim, Cash in an amount equal to such Allowed Administrative Claim, provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor or liabilities arising under loans or advances to or other obligations incurred by the Debtor, whether or not incurred in the ordinary course of business, shall be assumed and paid by Liquidating Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

4.2

Priority Unsecured Tax Claims.  On the later of the Initial Distribution Date or within ten (10) days after the Allowance Date, except to the extent that a holder of an Allowed Priority Unsecured Tax Claim agrees to a different treatment of such Allowed Priority Unsecured Tax Claim, Liquidating Debtor shall, at its option, pay to each holder of an Allowed Priority Unsecured Tax Claim that is due and payable on or before the Effective Date Cash in an amount equal to such Allowed Priority Unsecured Tax Claim.  Allowed Priority Unsecured Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

4.3

Professional Fee Claims.  All requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served on the Debtor, the U.S. Trustee and the Committee no more than sixty (60) days after the Effective Date.  Any such Professional Fee Claims for which an application or request for payment is not filed within that time period shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan.  After the Effective Date, fees for professionals may be paid by the Liquidating Debtor in the ordinary course of business.

ARTICLE 5

PROVISIONS FOR TREATMENT OF CLASSIFIED
CLAIMS AND INTERESTS

5.1

Treatment of Class 1 Priority Unsecured Non-Tax Claims.  On the Initial Distribution Date, except to the extent that a holder of an Allowed Priority Unsecured Non-Tax-Claim and the Plan Agent agree to a different treatment of such Allowed Priority Unsecured Non-Tax Claim, or except to the extent that such Claim is not due and payable on or before the Effective Date, each Allowed Priority Unsecured Non-Tax Claim shall be paid in full, in cash from the Available Cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code.  All Allowed Priority Unsecured Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

5.2

Treatment of Class 2 Allowed Secured Claims.  To the extent it is determined that RenCap Capital and RenCap U.S.' respective Secured Claims constitute Allowed Secured Claims, then they shall be treated as follows:

5.2.1

Class 2(a) RenCap Capital:  In full satisfaction of RenCap Capital's Allowed Secured Claim, RenCap Capital shall receive:  (i) payment in the full amount of RenCap Capital’s Allowed Secured Claim on the earlier of the Initial Distribution Date or the sale of New Common Stock; (ii) the proceeds of the sale of the RenCap Collateral on the later of:  (a) at or within one (1) business day after closing; and (b) the date RenCap Capital's claim becomes an Allowed Secured Claim by Final Order of this Court, or (iii) such other treatment as may be agreed to in writing by RenCap Capital and the Debtor or Plan Agent.  Notwithstanding any language to the contrary in this Plan, RenCap Capital shall retain its liens and security interest against the RenCap Collateral, including Cash Collateral, subsequent to the Confirmation of this Plan, the conveyance of Property of the Estate to the Liquidating Debtor, and any sale of the New common Stock..  RenCap Capital shall retain its right to credit bid under 11 U.S.C. § 363(k) regarding any sale of RenCap Collateral.

5.2.2

Class 2(b) RenCap U.S.:  In full satisfaction of RenCap U.S.' Allowed Secured Claim, RenCap U.S. shall receive:  (i) payment in the full amount of RenCap U.S.’s Allowed Secured Claim on the earlier of the Initial Distribution Date or the sale of New Common Stock; (ii) the proceeds of the sale of the RenCap Collateral on the later of:  (a) at or within one (1) business day after closing; and (b) the date RenCap U.S.’s claim becomes an Allowed Secured Claim by Final Order of this Court, or (iii) such other treatment as may be agreed to in writing by RenCap U.S. and the Debtor or Plan Agent.  Notwithstanding any language to the contrary in this Plan, RenCap Capital shall retain its liens and security interest against the RenCap Collateral, including Cash Collateral, subsequent to the Confirmation of this Plan, the conveyance of Property of the Estate to the Liquidating Debtor, and any sale of the New Common Stock..  RenCap U.S. shall retain its right to credit bid under 11 U.S.C. § 363(k) regarding any sale of RenCap Collateral.

5.2.3

To the extent that RenCap Capital and RenCap U.S. are determined not to have Allowed Secured Claims, then their respective claims shall be treated according to the Court's ruling in the Committee Litigation.

5.2.4

In the event the value of the RenCap Collateral exceeds the aggregate amount of RenCap Capital and RenCap U.S.’s aggregate Allowed Secured Claims, then RenCap Capital and RenCap U.S. shall be entitled to postpetition interest, reasonable attorney’s fees and such other amount as set forth in Section 506(b) of the Bankruptcy Code.

5.3

Treatment of Class 3 General Unsecured Claims.  Unless the Claim is a Disputed Claim, each holder of an Allowed Class 3 General Unsecured Claim shall receive its Pro Rata share of Available Cash on the Initial Distribution Date.  The holder of a Class 3 General Unsecured Claim that is a Disputed Claim that later becomes an Allowed Claim will receive from the Disputed Claim Reserve, 10 days after it is allowed, the Pro Rata share of Available Cash that it would have received prior to the Claim’s allowance had the Claim been an Allowed Claim since the Effective Date.  Thereafter, the Class 3 General Unsecured Claim that has become an Allowed Claim will share in Distributions with the other Allowed Class 3 General Unsecured Claims.

5.4

Treatment of Class 4 Allowed Subordinated Claims.  Holders of Allowed Class 4 Subordinated Claims shall not be entitled to receive any Distributions under the Plan.

5.5

Treatment of Class 5 Interests.  On the Effective Date, all Class 5 Interests shall be cancelled in accordance with Section 7.2.1 of the Plan, and holders of Class 5 Interests shall not be entitled to receive any Distribution under the Plan.

ARTICLE 6

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1

Rejection.  All Executory Contracts and Unexpired Leases not otherwise assumed or rejected pursuant to a Final Order, entered before the Effective Date, shall be deemed rejected as of the Confirmation Date.  Pursuant to Bankruptcy Code section 365(a), the Plan constitutes a motion by the Debtor to reject all executory contracts and unexpired leases not listed on Exhibit A to the Plan or not otherwise assumed or rejected pursuant to a Final Order entered before the Effective Date.

6.2

Approval of Rejection.  Entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 365(a), of the rejection of the remaining Executory Contracts and Unexpired Leases.

6.3

Rejection Claims.  Unless the Bankruptcy Court, the Bankruptcy Code, or the Bankruptcy Rules establish an earlier deadline concerning the rejection of particular Executory Contracts or Unexpired Leases, any Claim arising out of the rejection of Executory Contracts and Unexpired Leases under Sections 6.1 of the Plan, or arising out of the rejection of Executory Contracts or Unexpired Leases after the Bar Date and before the Effective Date, must be filed with the Bankruptcy Court and served on the Debtor and Plan Agent within thirty (30) days after the Effective Date, or if an earlier date has been set by the Court, on the earlier date.  Any Claims not filed within that time period will be extinguished and forever barred, and therefore will not receive any Distributions under the Plan.  Any Claims arising out of the rejection of an Executory Contract or Unexpired Leases pursuant to a Final Order entered before the Bar Date must have been filed before the Bar Date; otherwise those Claims are extinguished and forever barred, and therefore will not receive Distributions under the Plan.  All Claims arising from the rejection of an Executory Contract shall be treated as a Class 3 General Unsecured Claim under the Plan.

6.4

Employee Claims (Compensation and Benefit Programs).  To the extent not already rejected pursuant to a Final Order, all employment and retirement practices and policies and all compensation, retirement and employee benefit plans, policies and programs of the Debtor applicable to its current or former directors, officers, or employees (including all savings plans, retirement plans, health care plans, accrued unpaid vacation, sick leave, medical benefits, incentive plans, workers' compensation programs, and life, disability and other insurance plans), to the extent arising from Executory Contracts, shall be rejected as of the Effective Date, and shall not be binding on the Liquidating Debtor or Plan Agent to any extent.

6.5

Indemnification Obligations.  Subject to the occurrence of the Effective Date, the obligations of the Debtor and Liquidating Debtor, to indemnify, defend, reimburse or limit the liability of directors or officers who were or are directors or officers of the Debtor at any time, against any claims or causes of action as provided in the Debtor’s certificate of incorporation, by-laws, applicable state law, contract, or otherwise shall not survive confirmation of the Plan and shall be discharged, other than any obligations of the Debtor to indemnify reimburse or limit the liability of the Plan Agent and Randall K.  Boatright in his role as the sole officer and director or in any other capacity of the Debtor or Liquidating Debtor prior to the Effective Date.

ARTICLE 7

MEANS FOR EXECUTION OF PLAN OF LIQUIDATION

The Plan will be executed through the sale of all Estate Property owned by the Debtor.  Such sale will be implemented through bidding and sale procedures approved by the Court, and effectuated through a final auction or through such other sale process approved by the Court on notice.  If a purchaser wishes to acquire the New Common Stock of the Debtor, the Debtor or Plan Agent will file a motion with the Bankruptcy Court authorizing the sale.  If the sale of the New Common Stock occurs prior to the sale of the RenCap Collateral, then the proceeds of such sale shall be paid toward RenCap Capital’s and Rencap U.S’s Allowed Secured Claims.  The proceeds of these sales will be distributed pursuant to this Plan.

7.1

The Plan Agent.

7.1.1

Selection of Plan Agent.  There will be one Plan Agent under the Plan.  The Debtor shall nominate a candidate to serve as Plan Agent subject to objection by the Committee, RenCap Capital and RenCap U.S., and will also negotiate a fee agreement with the Plan Agent to compensate him for services rendered as the Plan Agent.  If they cannot agree on a Plan Agent, The Debtor, the Committee, RenCap Capital and RenCap U.S. shall be entitled to nominate their own candidates.  The proponent of a candidate for Plan Agent shall file with the Bankruptcy Court and serve on the Debtor, the Committee, RenCap Capital and RenCap U.S. within (30) days after the entry of the Confirmation Order, a disclosure setting forth the terms of the fee arrangement with the Plan Agent.  The Plan Agent candidate shall be approved at the Confirmation Hearing, and shall thereafter immediately undertake the required duties under the Plan on the Confirmation Date.

7.1.2

Resignation of Plan Agent.  The Plan Agent may resign such position only by a written instrument filed with the Bankruptcy Court at least sixty (60) days before the proposed effective date of resignation.  The Plan Agent shall continue to serve as the Plan Agent after the filing of the resignation until the proposed effective date, which shall be the effective date of appointment of a successor Plan Agent in accordance with Section 7.1.3 of the Plan.

7.1.3

Successor Plan Agent.

7.1.3.1

Appointment of Successor Plan Agent.  In the event of a vacancy by reason of death or incapacity, the Committee, RenCap Capital and RenCap U.S. collectively shall propose a successor Plan Agent; however, in the event of a prospective vacancy by reason of resignation, the Plan Agent shall propose its own successor Plan Agent.  The Court must be notified of the vacancy or prospective vacancy, and twenty days notice of the selection of a successor Plan Agent must be given.  If no objection is filed within the notice period, the successor Plan Agent shall automatically succeed to the rights and duties of the Plan Agent pursuant to Section 7.1.3.2.  If an interested party objects to the proposed successor Plan Agent, within the notice period, a hearing will be held and the Court may appoint a successor Plan Agent.  A successor Plan Agent must be appointed as soon as practicable, but in any event within sixty (60) days after the occurrence of the vacancy or, in the case of resignation, at least fifteen (15) days before the effective date of such resignation.  If the Plan Agent or Committee fail to appoint a successor Plan Agent within the applicable period, the appointed Assistant United States Trustee from the Southern District of Texas Houston Office (the “U.S. Trustee”) in the above referenced Bankruptcy Case shall propose a successor Plan Agent.  The U.S. Trustee must give five (5) days notice of any proposed successor Plan Agent.  If no objection is filed within the notice period, the proposed successor Plan Agent shall automatically succeed to the rights and duties of the Plan Agent pursuant to the Section 7.1.3.2.  If an interested party objects to the proposed successor Plan Agent, within the notice period, a hearing will be held and the Court may appoint a successor Plan Agent.

7.1.3.2

Vesting of Rights in Successor Plan Agent.  Every successor Plan Agent appointed pursuant to the Plan shall execute, acknowledge, and deliver to the retiring Plan Agent, if any, an instrument accepting the appointment subject to the terms and provisions of the Plan.  The successor Plan Agent shall automatically succeed to the record ownership of the New Common Stock of the Debtor, held by the retiring Plan Agent, without any further act, deed or conveyance.  The successor Plan Agent shall become vested with all the rights, powers, trusts, and duties of the retiring Plan Agent under the Plan, except that the successor Plan Agent shall not be liable for the acts or omissions of the retiring Plan Agent.

7.1.4

Compensation.  As compensation for services as Plan Agent and under any other agreements to which the Plan Agent is a party as contemplated by the Plan, the Plan Agent shall receive the compensation provided for in a separate compensation arrangement approved by the Committee, RenCap Capital and RenCap U.S. or the Bankruptcy Court.  Compensation of any successor Plan Agent shall be determined before the time of the Plan Agent’s appointment.

7.2

Effective Date.  The following shall occur at or before the Effective Date, and shall be effective as of the Effective Date:

7.2.1

Cancellation of Interests and Re-issuance of New Common Stock of the Debtor.  On the Effective Date, all of the then existing Interests in the Debtor (other than those held by the Debtor itself) shall be cancelled, and the Liquidating Debtor shall be authorized to issue 10,000,000 shares of its common stock, $1.00 par value, (the “New Common stock”), 1,000 shares of which will be distributed to the Plan Agent, to be held and voted in accordance with the terms and provisions of the Plan.  The Plan Agent shall be the record owner of 1,000 shares of the New Common Stock of the Liquidating Debtor, which shall constitute 100% of the issued and outstanding shares of capital stock of the Liquidating Debtor.  The Plan Agent shall hold the New Common Stock of the Liquidating Debtor in trust as fiduciary for the benefit of the holders of Allowed Claims against the Debtor.  The shares received by the Plan Agent pursuant to the Plan shall be restricted and in no instance will the Plan Agent be authorized to personally profit from his shares of New Common Stock.  The Plan Agent shall vote such shares at all appropriate times to elect himself as the sole director and officer of the Liquidating Debtor, and otherwise to implement the terms and provisions of the Plan.

7.2.2

Execution of Documents and Corporate Action.  The Liquidating Debtor shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan.  The Plan Agent is designated as the authorized representative to execute on behalf of the Liquidating Debtor, in a representative capacity and not individually, any documents or instruments to be executed by the Liquidating Debtor, after the Confirmation Date, in order to consummate the Plan.

7.3

No Surrender of Instruments.  Unless otherwise provided for in the Plan, each Claimholder or Interest holder holding a certificate or instrument evidencing a Claim against, or Interest in, the Debtor or Estate Property, and whose Claims are treated under the Plan, need not surrender such certificate or instrument to the Plan Agent as a prerequisite to receiving a Distribution under the Plan.  Such instruments will be cancelled without further action on the Effective Date of the Plan.

7.4

Rights and Obligations of the Plan Agent.

7.4.1

Liquidation of Debtor.  Following the Effective Date, the Plan Agent, on behalf of the Liquidating Debtor, shall conduct an orderly liquidation of the Estate Property consistent with the terms and provisions of the Plan.

7.4.2

Management of the Liquidating Debtor.  Except as otherwise expressly limited in the Plan, the Plan Agent shall have control and authority over the Liquidating Debtor and Estate Property, including the Avoidance Actions and other causes of action that are owned by the Liquidating Debtor, and over the management and disposition of the Estate Property (including any transfer of Estate Property that does not constitute a disposition).  Except as provided in the Plan, the Plan Agent need not obtain any court order or approval in the exercise of any power or discretion conferred under the Plan.  The Plan Agent shall exercise its business judgment as a fiduciary for the benefit of the Claimholders, in order to maximize the value of Estate Property, giving due regard to the cost, risk, and delay of any course of action.  In connection with the management of the Liquidating Debtor and use of the Estate Property, the Plan Agent’s power to manage the Liquidating Debtor (except as otherwise expressly limited in the Plan) shall include taking the following action on behalf of the Debtor:

7.4.2.1

pursue the liquidation and marshaling of the Estate Property, and to preserve and protect the Estate Property;

7.4.2.2

reconcile, settle, or object to Claims against the Debtor, and to prosecute, settle, or abandon the Avoidance Actions and other causes of action that are Estate Property against third parties, except for the D&O Suit, which if the Plan Agent has a conflict of interest, the Committee shall have the power to prosecute, settle or abandon;

7.4.2.3

make or cause to be made Distributions of Available Cash in accordance with the terms of the Plan;

7.4.2.4

liquidate and distribute Estate Property or any portion of or interest in Estate Property, and to dispose of the Estate Property for Cash or on such terms and for such consideration as are reasonable and appropriate;

7.4.2.5

enforce the payment of notes or other obligations owed to the Debtor by any Person;

7.4.2.6

purchase insurance with coverage and limits as the Plan Agent deems desirable, including insurance covering liabilities of the Plan Agent and its employees and agents, or employees or agents of the Liquidating Debtor, incurred in connection with their services to the Liquidating Debtor;

7.4.2.7

appoint, engage, employ, supervise, and compensate officers, employees, and other Persons as may be necessary or desirable, including managers, consultants, accountants, technical, financial, real estate, or investment advisors or managers, attorneys, agents or brokers, corporate fiduciaries, or depositories;

7.4.2.8

subject to the limitations in Section 7.4.5 of the Plan, to the extent reasonably required, meet claims and contingent liabilities (including Disputed  claims) or maintain the value of Estate Property during liquidation, invest and reinvest Available Cash, pending distribution, and liquidate such investments; provided, however, the Plan Agent shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of the Estate Property during liquidation;

7.4.2.9

execute, deliver, and perform on behalf of the Liquidating Debtor any closing agreement made with the IRS;

7.4.2.10

establish the manner of ascertaining income and principal, and the apportionment of income and principal, and the apportionment between income and principal of all receipts and disbursements, and to select an annual accounting period;

7.4.2.11

establish funds, reserves and accounts (including the Reserve accounts), as deemed by the Plan Agent in its discretion to be useful in carrying out the purposes of the Plan;

7.4.2.12

sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

7.4.2.13

delegate any or all of the discretionary power and authority conferred with respect to all or any portion of the Estate Property to any one or more reputable individuals or recognized institutional advisers or investment managers without liability for any action taken or omission made because of any such delegation except for such liability as is provided in the Plan;

7.4.2.14

undertake any duties or obligations and exercise any rights concerning the treatment of Secured Claims under the Plan;

7.4.2.15

execute, deliver, and perform such other agreements and documents and to take or cause to be taken any and all such other actions as may be necessary or desirable to effectuate and carry out the purposes of the Plan;

7.4.2.16

undertake any action necessary to maintain the corporate existence and/or dissolve the Liquidating Debtor;

7.4.2.17

undertake any action necessary to ensure that the Liquidating Debtor is and remains in good standing and compliance with applicable federal, state, and local laws;

7.4.2.18

file any federal, state, or local tax returns and provide for the payment of any related taxes; and

7.4.2.19

undertake any action or perform any obligation provided for or required under the Plan.

7.4.3

Employment and Compensation of Professionals.  After the Confirmation Date, subject to 10 days prior notice to the Committee, RenCap Capital and RenCap U.S. and an opportunity to object, the Plan Agent shall have the authority to retain on behalf of the Liquidating Debtor, attorneys, accountants, investment advisors, and other professionals, including professionals already or formerly retained by the Debtor or the Committee, as  the Plan Agent may determine to be necessary or appropriate in carrying out the provisions of the Plan.  The Plan Agent may pay the reasonable fees and expenses of such professionals as a Liquidation Cost without application to or further order of the Bankruptcy Court.

7.4.4

Records.  The Plan Agent, on behalf of the Liquidating Debtor, shall maintain records and account books relating to the Estate Property, the management of the Estate Property, and all transactions undertaken by the Plan Agent.  The Plan Agent shall also maintain, on behalf of the Liquidating Debtor, records and account books relating to all Distributions contemplated and made under the Plan.

7.4.5

Investment Guidelines.  Available Cash and other Cash held pending distribution, including Cash held in Reserves, shall (to the extent permitted by applicable law) be invested by the Plan Agent, on behalf of the Liquidating Debtor, in (i) direct obligations of, or obligations guaranteed or secured by, the United States of America (including United States Treasury Bills); (ii) obligations of any agency or corporation that is or may subsequently be created by or pursuant to an Act of the United States Congress or its agencies or instrumentality’s, or (iii) demand deposits or short-term certificates of deposit at any bank or trust company that has, at the time of the acquisition by the Plan Agent of such investments, capital stock and surplus aggregating at least $100 million and whose short-term debt obligations are rated by at least two nationally recognized statistical rating organizations in one of the two highest categories.  Such investments shall mature in the amounts and at the times as, in the judgment of the Plan Agent, are necessary, or are desirable with a view to providing funds when needed to make payments from the Estate Property.  Any investment purchased with the Estate Property shall be deemed a part of the Estate Property.  All interest, distributions, dividends and proceeds received by the Plan Agent in connection with such investments shall be a part of the Estate Property.

7.4.6

Exculpation.  The Plan Agent, and its members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, and other professionals or agents retained by the Plan Agent) shall not be liable for any act they may do, or omit to do.  In connection with or arising out of the Plan, the administration of the Plan, or the property to be distributed under the Plan.  However, this paragraph 7.4.6 shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

7.4.7

Reliance by Plan Agent.  The Plan Agent may rely, and shall be fully, protected in acting or refraining from acting on any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document that the Plan Agent has no reason to believe is not genuine and to be signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties, and the Plan Agent may conclusively rely as to the truth of the statements and correctness of the opinions expressed in such documents; provided, however, the Plan Agent shall be under a duty to examine, or caused to be examined, the above-referenced documents to determine whether such documents conform to the requirements of the Plan.  The Plan Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection regarding any action taken or suffered by the Plan Agent in accordance with such opinion.  The Plan Agent shall have the right at any time to seek instructions from the Bankruptcy Court (or any other court of competent jurisdiction after the chapter 11 cases are finally closed) concerning the Estate Property, the Plan, or any other document executed in connection therewith, and those instructions shall be full and complete authorization regarding any action taken or suffered by the Plan Agent in accordance with those instructions

7.5

Final Report and Dissolution of the Liquidating Debtor.

7.5.1

Final Report.  On the complete liquidation and distribution of all Available Cash and any Reserve, the Plan Agent shall file with the Bankruptcy Court and serve on the U.S. Trustee a final report containing the following information: (i) a list of all Estate Property and funds of the Debtor originally charged under the Plan Agent's control, (ii) a summarized accounting, in sufficient detail, of all purchases, sales, gains, losses, and income in connection with the liquidation and distribution of the Estate Property during the Plan Agent's term of service, and (iii) any ending balance of all assets and funds of the Liquidating Debtor as of the date of the final report.

7.5.2

Dissolution of the Liquidating Debtor.  If Debtor has been unable to sell its remaining New Common Stock to a purchaser as part of the liquidation of assets then the Plan Agent shall also sign and file appropriate articles of dissolution for the Debtor with its state of incorporation and be divested of all ownership of the New Common Stock.

7.5.3

Discharge of Plan Agent.  On the date that the case is closed the Plan Agent shall be discharged from all liability to the Liquidating Debtor, Claimholders, Interestholders, or any Person who has had or may have an interest in the Liquidating Debtor for acts or omissions in the Plan Agent's capacity as Plan Agent or in any other capacity contemplated by the Plan.

7.5.4

Costs Relating to Final Report.  The expenses of any accounting (including, any final report or discharge) shall be paid by the Liquidating Debtor as a Liquidation Cost.

7.6

The Committee.  The Committee shall continue in existence until the filing of the Final Report.

7.7

Bankruptcy Code Section 1145 Determination.  Confirmation of the Plan shall constitute a determination in accordance with Bankruptcy Code section 1145, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b)) section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer or sale under the Plan of the Estate Property in exchange for Claims against Debtor.  Notwithstanding, if the Plan Agent determines that registration and reporting under the Securities Exchange Act of 1934 is required, the Plan Agent will take steps to comply with those requirements.

ARTICLE 8

GENERAL PROVISIONS GOVERNING DISTRIBUTIONS

8.1

Distributions on Allowed Claims Only.  Distributions under the Plan shall be made only to the holders of Allowed Claims.  Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive the consideration otherwise provided to such Claimholder under the Plan.

8.2

Distributions of Available Cash.  The Plan Agent, on behalf of the Liquidating Debtor, shall make Distributions only from Available Cash, except as otherwise provided in the Plan.  Subject to establishing the Reserves required under the Plan, the Plan Agent shall have authority to make Distributions of Available Cash at such time or times as the Plan Agent believes there is sufficient Available Cash to warrant a Distribution.

8.3

Initial Distribution Date.  As soon as practicable after the Effective Date (the “Initial Distribution Date”), as determined by the Plan Agent, the Plan Agent on behalf of the Liquidating Debtor, shall make Distributions to the holders of Allowed Claims from Available Cash in accordance with the terms of the Plan.

8.4

Place and Manner of Payments or Distributions.  The Plan Agent shall make Distributions to the holders of Allowed Claims by mailing such Distribution to the Claimholders at their address as listed in the Schedules of Assets and Liabilities, or any proof of claim filed by the Claimholders, or at such other address as such Claimholders shall have specified for payment purposes in a written notice to the Plan Agent at least twenty (20) days before a Distribution Date.  The Plan Agent, on behalf of the Liquidating Debtor, shall distribute any Available cash by wire, check, or such other method as the Plan Agent deems appropriate under ‘the circumstances.

8.5

Minimum Distributions.  To the extent a Distribution to a particular Claimant is less than $100.00, the Plan Agent, on behalf of the Liquidating Debtor, may hold such Distribution until the final Distribution or until the aggregate of Distributions to such Claimant exceeds $100.00.

8.6

Undeliverable Distributions.  If a Distribution to any Claimholder is returned as undeliverable, the Plan Agent, on behalf of the Liquidating Debtor, shall use reasonable efforts to determine such Claimholder’s then current address, and no further Distributions shall be made to such Claimholder unless and until the Plan Agent is notified of such Claimholder's then current address.

8.7

Treatment of Unclaimed or Undeliverable Distributions.  If any Person entitled to Distributions of Available Cash or Estate Property under the Plan cannot be located on the Effective Date or any time thereafter, then, subject to the provisions of Article 12 and this Section 8.7, such Available Cash or Estate Property shall be set aside, and, In the case of Available Cash, held in an interest-bearing account or fund maintained by the Plan Agent on behalf of such Person.  If such Person is located within 90 days of the Initial Distribution Date, such Available Cash shall be paid or distributed to such Person without interest.  If such Person cannot be located within 90 days of the Initial Distribution Date, then (i) such Person shall no longer be deemed to be a Claimant, and (ii) any Available Cash and Estate Property and interest and proceeds thereon allocable to such Person, net of the allocable portion of taxes paid by the Debtor, shall be part of the Available Cash or Estate Property free and clear of and from any claim to such property by or on behalf of such Person (who shall be deemed to have released such claim) and shall be otherwise distributed as provided in the Plan, with such adjustments as are required to take into account that such Person is no longer deemed a Claimholder.

8.8

Uncashed Checks.  All checks constituting a Distribution by the Plan Agent, on behalf of the Liquidating Debtor, shall have a voiding provision causing such check to become void if not cashed within 90 days.  To the extent that a check becomes void, the Distribution represented by the check shall revert to the Liquidating Debtor.

8.9

Withholding.  The Plan Agent, on behalf of the Liquidating Debtor, may withhold from the amount distributable from the Debtor at any time to any Person (except with respect to the Internal Revenue Service) such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges that have been or may be imposed on such Person or upon the Debtor with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in this Article 8, whenever such withholding is determined by the Plan Agent in its discretion to be required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Plan Agent, in the exercise of its discretion and judgment, may enter into agreements, on behalf of the Liquidating Debtor, with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 8.9.  Notwithstanding the foregoing but without prejudice to the Plan Agent's rights hereunder, such Person shall have the right with respect to the United States, or any state, or any political subdivision of either, to contest the imposition of any tax or other charge by reason of any Distribution hereunder.

8.10

Claims of Less than $25.00.  No claim in the amount of less than $25.00 shall receive Distributions under the Plan unless the Claimholder makes a request in writing to the Plan Agent within sixty (60) days of the Effective Date.  Until and unless a request is made as provided in the preceding sentence, the claim of less than $25.00 shall be deemed a Disputed Claim.

ARTICLE 9

EFFECT OF CONFIRMING PLAN--INJUNCTION AGAINST ENFORCEMENT OF
PRE-CONFIRMATION DEBT AND DISCHARGE

9.1

Injunction Enjoining Holders of Claims Against Debtor and Liquidating Debtor.   As of the Effective Date, except as provided in the Confirmation Order, all entities shall be precluded from asserting against the Liquidating Debtor, its Estates, or the Plan Agent or its employees or agents, and the Plan Agent in its role as officer and director or in any other capacity of the Liquidating Debtor, any claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtor or Liquidating Debtor based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date.

9.2

Exculpation of Professionals, Committee Members and Others.  The Liquidating Debtor will not be liable to any Claimholder or Interestholder, or other party with respect to any action, forbearance from action, decision, or exercise of discretion taken prior to the Confirmation Date in connection with the operation of the Liquidating Debtor.  Notwithstanding any other provision of this Plan, no Claimholder or Interestholder, or other party in interest, nor their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any claim, cause of action, or other legal or equitable right against the Debtor, the Liquidating Debtor or the Committee or their employees or agents, the Plan Agent in its role as officer and director or in any other capacity of the Liquidating Debtor, Randall K. Boatright as officer or director and in any other capacity of the Debtor and Liquidating Debtor, the professionals retained in the Debtor's chapter 11 case, advisors, attorneys, business consultants, representatives, financial advisors, or agents and any of such parties' successors and assigns, for any good faith solicitation of the Plan in accordance with Section 1125(e) of the Bankruptcy Code or for good faith participation in the offer, issuance, sale or purchase of a security, offered or sold under the Plan in accordance with Section 1125(e) of the Bankruptcy Code in connection with, relating to, or arising out of the Debtor's chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.  In all instances, the above-referenced parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Debtor's chapter 11 case and under the Plan.

ARTICLE 10

PROVISIONS FOR THE RESOLUTION OF OBJECTIONS
TO PROOFS OF CLAIM

10.1

Right to Object to Claims.  The Plan Agent, on behalf of the Liquidating Debtor, shall have the right to examine and object to any Claims filed in Debtor’s chapter 11 case, including Administrative Claims, and shall have the right to object to and contest the allowance of any such Claims.

10.2

Deadline for Objecting to Claims.  Except as otherwise provided herein, the Plan Agent must file any objections to Claims with the Bankruptcy Court and serve a copy of the objection on the subject Claimant before the expiration of one-hundred and twenty (120) days after the Effective Date (unless such time period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claim shall be deemed Allowed in accordance with Bankruptcy Code section 502.

ARTICLE 11

GENERAL PROVISIONS RELATING TO RESERVES

11.1

Disputed Claim Reserve.  As soon as practicable after the Effective Date, the Plan Agent shall establish, on behalf of the Liquidating Debtor, a Disputed Claim Reserve funded with Available Cash in an amount equal to the Distributions reserved for the holders of Disputed Claims.  The Plan Agent shall create a separate account for the Disputed Claim Reserve.  The Disputed Claim Reserve shall be held in trust for the benefit of holders of Allowed Claims whose Distributions are unclaimed and the holders of Disputed Claims pending determination of their entitlement to Distributions under the Plan.  When a Disputed Claim becomes an Allowed Claim, the Plan Agent, on behalf of the Liquidating Debtor, shall release and deliver the Distribution reserved for the particular Disputed Claim (net of distribution cost) from the Disputed Claim Reserve 10 days after the Allowance Date or the next Distribution Date.  If the Court disallows the Disputed Claim, the proceeds therefor shall be part of the Available Cash or Estate Property free and clear of any liens, claims, interest, or other encumbrances and shall be distributed in accordance with the Plan.  To the extent any funds held in the Disputed Claim Reserve relate to (i) Administrative Claims or (ii) Class 1 Priority Unsecured Non-Tax Claims or a Priority Unsecured Tax Claims that have either been disallowed by the Bankruptcy Court or are no longer claimed as evidenced by (1) a written release of such Claim or (2) the Claimant’s failure to seek allowance of such Claim within six (6) months from the Effective Date, then such funds shall become Available Cash under the Plan.  The Disputed Claim Reserve shall be dissolved once all required payments have been made.

11.2

Operating Reserve.  As soon as practicable after the Effective Date, the Plan Agent, on behalf of the Liquidating Debtor, shall establish the Operating Reserve funded periodically with Available Cash in an amount determined by the Plan Agent, to be reasonably necessary to pay anticipated Liquidation Costs, fund litigation, fund contingent liabilities, and otherwise conduct the affairs of the Liquidating Debtor.  The Operating Reserve and the Professional Fee Reserve shall be held in the same bank account.

11.3

Professional Fee Reserve.  On the Effective Date, or as soon as practicable  thereafter, the Plan Agent shall establish the Professional Fee Reserve in an amount equal to the estimated Professional Fees Claims.  The funds in the Professional Fee Reserve shall be used solely for the payment of Allowed Professional Fee Claims.  To the extent funds held in the Professional Fee Reserve that relate to claims that (i) have either been disallowed by the Bankruptcy Court or (ii) are no longer claimed as evidenced by a written release of such Claim or (iii) are disallowable due to the Claimant’s failure to seek allowance of such Claim within sixty (60) days of the Effective Date, then such funds become Available Cash under the Plan.  The Professional Fee Reserve shall be dissolved once all required payments have been made.  Any funds remaining after all required payments have been made will become Available Cash under the Plan.  The Operating Reserve and the Professional Fee Reserve shall be held in the same bank account.

ARTICLE 12

PROVISIONS FOR THE RETENTION, ENFORCEMENT, COMPROMISE
OR ADJUSTMENT OF CLAIMS BELONGING TO THE
BANKRUPTCY ESTATE

12.1

Right to Enforce, Compromise, or Adjust Estate Claims.  Pursuant to, among other authority, Bankruptcy Code section 1123(b)(3)(B), the Plan Agent shall have, for the benefit of the Liquidating Debtor’s Estate, the full power, authority, and standing to prosecute, compromise, or otherwise resolve any Avoidance Actions and any other claims and causes of action constituting Estate Property.  All proceeds derived from the Avoidance Actions or other claims and causes of action shall become Estate Property and distributed as Available Cash in accordance with the Plan.  The Liquidating Debtor shall not be subject to any counterclaims with respect to the Avoidance Actions and any other claims and causes of actions constituting Estate Property; provided, however, that the claims and causes of action constituting Estate Property (other than Avoidance Actions) will be subject to any applicable setoff rights that have been perfected and preserved by the holder of such rights.

ARTICLE 13

EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

13.1

Impaired Classes to Vote.  Each impaired class of Claims and Interests shall be entitled to vote separately to accept or reject the Plan.  A holder of a Disputed Claim which has not been temporarily allowed for purposes of voting on the Plan may vote only such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated and undisputed in the Debtor’s Schedules and is not the subject of a subsequently filed objection as to such fixed, liquidated, undisputed amount.

13.2

Acceptance by Class of Creditors.  A class shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such class that have voted to accept or reject the Plan.

13.3

Reservation of Cramdown Rights.  In the event that any impaired class shall fail to accept this Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtor reserves the right to request the Bankruptcy Court to confirm the Plan in accordance with the provisions of the section 1129(b) of the Bankruptcy Code.

ARTICLE 14

EFFECT OF CONFIRMATION

14.1

Legally-Binding-Effect.  The provisions of this Plan shall bind all Creditors and Interest holders, whether or not they accept this Plan.  On and after the Effective Date, all holders of Claims shall be precluded and enjoined from asserting any Claim against the Debtor or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Plan.

14.2

Revesting of Property in the Debtor.  Subject to the terms of this Plan and the Confirmation Order, upon the Effective Date of the Plan, all property of the Debtor’s estate shall vest in and become the property of the Liquidating Debtor, including without limitation all Claims, causes of action, alter-ego rights, derivative claims, breach of fiduciary duty claims, veil piercing rights and all other property of the estate as such property is defined by § 541 of the Bankruptcy Code and applicable Bankruptcy law.

14.3

Liens, Claims and Encumbrances.  Except as otherwise specifically provided in this Plan or in the Confirmation Order, on the Effective Date of the Plan all property vesting in and becoming property of the Liquidating Debtor shall be free of all Liens, claims and encumbrances.

14.4

Causes of Action.  In keeping with Section 1123(b)(3) of the Bankruptcy Code, the Liquidating Debtor will retain all claims it owned before the Effective Date, including all claims recoverable under Chapter 5 of the Bankruptcy Code, including all claims assertable under Sections 544, 546, 547, 548 and 550 of the Bankruptcy Code, and all claims owned by Debtor pursuant to Section 541 of the Bankruptcy Code or similar state law, including all claims against third parties on account of any indebtedness, and all other claims owed to or in favor of the Debtor to the extent not specifically compromised and released pursuant to this Plan or an agreement referred to or incorporated herein; all claims the Liquidating Debtor owned before the Effective Date will be preserved and retained for enforcement by the Plan Agent, on behalf of the Liquidating Debtor, after the Effective Date; no other party will have the right to assert these claims.

14.5

Preservation Of Rights Of Action.  Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Plan Agent, on behalf of the Liquidating Debtor, will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person.  The Plan Agent or its successor(s), on behalf of the Liquidating Debtor, may pursue the retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Liquidated Debtor or its successor(s) who hold the rights.

14.6

Preferences and Fraudulent Conveyances.  The Plan Agent will be the only party authorized to pursue actions to recover preferences and fraudulent conveyances or any other transaction voidable under Chapter 5 of the Bankruptcy Code.  Unless the  Liquidating Debtor consents, or unless otherwise ordered by the Bankruptcy Court, no other party will have the right or obligation to pursue these actions.

14.7

Setoffs.  The Plan Agent may, but will not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever that the Debtor or Liquidating Debtor may have against the Holder of the Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Liquidating Debtor of any claim that the Debtor or Liquidating Debtor may have against the Holder.  The Holder of a Disputed Claim who asserts a right of setoff will retain the right, subject to any defenses of the Debtor or Liquidating Debtor, until the earlier of the time when (a) the Disputed Claim becomes Allowed, in whole or in part, or (b) the claim is expunged by entry of an order of the Bankruptcy Court.

ARTICLE 15

RETENTION OF JURISDICTION

15.1

Retention of Jurisdiction.  The Bankruptcy Court, even after the case has been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Debtor’s chapter 11 case,  including proceedings to:

15.1.1

ensure that the Plan is carried out, including the entry of orders relating to the sale of Debtor’s assets or stock;

15.1.2

enter such orders as may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

15.1.3

consider any modification of the Plan under Bankruptcy Code section 1127;

15.1.4

hear and determine all Claims, controversies, suits and disputes against the Debtor to the full extent permitted under 28 U.S.C. §§ 157 and 1334;

15.1.5

allow, disallow, determine, liquidate. classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

15.1.6

hear, determine, and adjudicate any litigation involving the Avoidance Actions or other claims or causes of action constituting Estate Property;

15.1.7

decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Liquidating Debtor that may be pending on or commenced after the Effective Date;

15.1.8

resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any entity’s obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

15.1.9

hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any and all subordination and similar agreements among various creditors pursuant to Bankruptcy Code section 510;

15.1.10

hear and determine all requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

15.1.11

enforce any Final Order, the Confirmation Order, the final decree, and all injunctions contained in those orders;

15.1.12

enter an order concluding and terminating these cases; correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order:

15.1.13

determine all questions and disputes regarding title to the Estate Property and any other assets of the Liquidating Debtor;

15.1.14

classify the Claims of any Claimholders and the treatment of these Claims under the Plan, to re-examine Claims that may have been allowed for purposes of voting, and to determine objections that may be filed to any Claims;

15.1.15

take any action described in the Plan involving the Liquidating Debtor;

15.1.16

enforce, by injunction or otherwise, the provisions set forth in the Plan, the Confirmation Order, any final decree, and any Final Order that provides for the adjudication of any issue by the Bankruptcy Court;

15.1.17

enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated; and enter a Final Decree as contemplated by Bankruptcy Rule 3022.

15.2

Limitation on Jurisdiction.  In no event shall the provisions of this Plan be deemed to confer, in the Bankruptcy Court, jurisdiction greater than that established by the provisions of 28 U.S.C. § 157 and 1334.

ARTICLE 16

GENERAL PROVISIONS

16.1

Payment of Statutory Fees.  All fees payable under section 1930(a)(6), title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.  Any such fees accrued after the Effective Date will be paid by the Liquidating Debtor in the ordinary course of business.

16.2

Compliance with Tax Requirements.  In connection with this Plan, the Debtor shall comply with all withholding and reporting requirements imposed by federal, state, and local taxing authorities, and Distributions hereunder shall be subject to such withholding and reporting requirements.

16.3

Withdrawal of Plan.  The Debtor reserves the right to withdraw this Plan at any time prior to the Confirmation Date.  If the Debtor withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or the  Effective Date does not occur, then this Plan shall be deemed null and void.  In such event, nothing contained herein shall be deemed to constitute an admission, waiver or release of any Claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor, the Debtor’s estate or any person in any further proceedings involving the Debtor.

16.4

Due Authorization by Creditors.  Each and every Creditor who elects to participate in the Distributions provided for herein warrants that he is authorized to accept in consideration of his Claim against the Debtor the Distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by him under this Plan.

16.5

Filing of Additional Documentation.  On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

16.6

Plan Amendments.  The Liquidating Debtor may propose amendments or modifications to the Plan in accordance with section 1127 of the Bankruptcy Code at any time before the Confirmation Date.  After the Confirmation Date, the Liquidating Debtor may, subject to Bankruptcy Court approval and so long as it does not materially or adversely affect the rights of Creditors set forth in the Plan and other parties in interest, amend or modify the Plan to remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner that may be necessary to carry out the purposes and intent of the Plan.  At the Confirmation Hearing, the Liquidating Debtor may, either in writing or on oral motion, request a modification of any provision of the Plan to address any objection to confirmation of the Plan and may seek confirmation of the Plan, as modified.

16.7

Administrative Claims Bar Date.  The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims (but not including Professional Fee Claims, claims for the expenses of a member of the Creditors Committee, or United States Trustee fees), which date shall be sixty (60) days after the Effective Date.  Holders of Administrative Claims, other than Professional Fee Claims, claims for the expenses of a member of the Creditors Committee, or United States Trustee fees, not paid prior to the Administrative Claims Bar Date must submit proofs of claim for such Administrative Claim on or before the Administrative Claims Bar Date or forever be barred from doing so.  The Liquidating Debtor shall have 120 days after the Administrative Claims Bar Date or such later date as may be approved by the Bankruptcy Court, to review and object to such Administrative Claims.

16.8

Confirmation Order.  The Confirmation Order shall contain such injunctions and other orders that may be necessary to implement the Plan.  To the extent necessary, the Confirmation Order shall contain any provisions necessary to provide for the substantial consummation of the Plan on the Effective Date.

16.9

Notices.  Whenever the Plan requires notice be given, such notice shall be given to the following parties at their respective addresses unless a prior notice of change of address has been served indicating a new address:

Randall K. Boatright

Plan Agent for

Dexterity Surgical,  Inc

Suite 1970

5444 Westheimer

Houston, TX 77056

R. Andrew Black

Fulbright & Jaworski, LLP

1301 McKinney, 41st Floor

Houston, Texas 77010

16.10

Dates.  The provisions of Bankruptcy Rule 9006 shall govern the calculation of any dates or deadlines referenced in the Plan.

16.11

Implementation and Further Action.  The Debtor and the Plan Agent, on behalf of the Liquidating Debtor shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan.  Nothing contained in the Plan shall prevent the Liquidating Debtor from taking such actions as may be necessary to consummate the Plan, even though such actions may not specifically be provided for within the Plan.

16.12

Exhibits.  All Exhibits attached to the Plan are incorporated herein by reference and are intended to be an integral part of this document as though fully set forth in the Plan.

16.13

Exemption from Transfer Taxes.  Pursuant to the provisions of Bankruptcy Code section 1146(c), the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

16.14

Binding Effect.  The Plan shall be binding on, and inure to the benefit of the Debtor, the Liquidating Debtor, the Committee, the Claimholders and Interestholders and their respective successors and assigns, regardless of whether those parties voted to accept the Plan.

16.15

Ratification.  The Confirmation Order shall ratify all transactions effectuated by Liquidating Debtor during the pendency of the Chapter 11 case.

16.16

Governing Law.  Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law principles.

ARTICLE 17

CONTINGENCIES TO EFFECTIVENESS OF PLAN

17.1

Conditions Precedent to Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 17.2 below:

17.1.1

The Confirmation Order, in form and substance reasonably acceptable to the Debtor and the Committee shall have been entered by the Clerk of the Bankruptcy court;

17.1.2

all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;

17.1.3

Liquidating Debtor shall have in place as of the Effective Date liability insurance in form, substance, and amount reasonably acceptable to the Committee and the Plan Agent;

17.1.4

there shall be no stay of the Confirmation Order in effect;

17.1.5

the sale of the Debtor’s License Rights has been completed;

17.1.6

the Debtor has filed a Notice of Effective Date; and

17.1.7

all other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

17.2

Waiver Of Conditions.  Each of the conditions set forth in Section 17.1 above, other than those set forth in Section 17.l.1, may be waived, in whole or in part, by the Debtor with the written consent of the Committee without any notice to parties in interest or the Bankruptcy Court and without a hearing.

DATED:  February 7, 2004

DEXTERITY SURGICAL, INC.

      __/s/ Randall K. Boathright__

By:

Randall K. Boatright,

Chief Financial Officer &

Executive Vice President

ZACK A. CLEMENT

R. ANDREW BLACK

PAUL M. BOTROS

FULBRIGHT & JAWORSKI, LLP

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010

TELEPHONE:  (713) 651-5151

FACSIMILE:  (713) 651-5246

ATTORNEYS FOR DEBTOR

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